                                                                     EXHIBIT 2.1



                            STOCK PURCHASE AGREEMENT

                                      AMONG

                           NETWORKS ASSOCIATES, INC.,

                          NA COMBINATION COMPANY, INC.,

           AND THE SHAREHOLDERS OF ANYWARE SEGURIDAD INFORMATICA, S.A.


                                  JULY 30, 1998



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                                TABLE OF CONTENTS

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ARTICLE I........................................................................................1

        1.     Definitions.......................................................................1

ARTICLE II.......................................................................................5

        2.     Purchase and Sale of Company Shares...............................................5
               (a)    Basic Transaction..........................................................5
               (b)    Purchase Price; Registration of Shares.....................................5
               (c)    The Closing................................................................5
               (d)    Deliveries at the Closing; Transfer of Title...............................5
               (e)    Escrow Deposit.............................................................6

ARTICLE III......................................................................................7

        3.     Representations and Warranties Concerning the Transaction.........................7
               (a)    Representations and Warranties of the Sellers..............................7
               (b)    Representations and Warranties NAI and Buyer...............................8

ARTICLE IV.......................................................................................9

        4.     Representations and Warranties Concerning the Company and the Sellers.............9
               (a)    Organization, Qualification, and Corporate Power..........................10
               (b)    Capitalization............................................................10
               (c)    Noncontravention..........................................................10
               (d)    Brokers? Fees.............................................................11
               (e)    Title to Assets...........................................................11
               (f)    Subsidiaries; Investments.................................................11
               (g)    Financial Statements......................................................11
               (h)    Events Subsequent to Most Recent Fiscal Year End..........................11
               (i)    Undisclosed Liabilities...................................................13
               (j)    Legal Compliance..........................................................13
               (k)    Tax Matters...............................................................14
               (l)    Real Property.............................................................15
               (m)    Intellectual Property.....................................................16
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               (n)    Tangible Assets...........................................................18
               (o)    Inventory.................................................................18
               (p)    Contracts.................................................................18
               (q)    Notes and Accounts Receivable.............................................19
               (r)    Powers of Attorney........................................................19
               (s)    Insurance.................................................................19
               (t)    Litigation................................................................20
               (u)    Product Warranty..........................................................20
               (v)    Product Liability.........................................................21
               (w)    Employees.................................................................21
               (x)    Employee Benefits.........................................................21
               (y)    Guaranties................................................................22
               (z)    Environmental, Health, and Safety Matters.................................22
               (aa)   Certain Business Relationships with the Company...........................22
               (bb)   Disclosure................................................................22
               (cc)   Bank Accounts.............................................................22
               (dd)   Materiality...............................................................23
               (ee)   Solvency..................................................................23
               (ff)   Predecessor Status........................................................23
               (gg)   Minute Books..............................................................23
               (hh)   Sellers Disclosure Schedule...............................................23
               (ii)   Source Code...............................................................23

ARTICLE V.......................................................................................24

        5.     Post-Closing Covenants...........................................................24
               (a)    General24
               (b)    Litigation Support........................................................24
               (c)    Transition................................................................24
               (d)    Confidentiality...........................................................24

ARTICLE VI......................................................................................25

        6.     Conditions to Obligation to Close................................................25
               (a)    Conditions to Obligation of NAI and Buyer.................................25
               (b)    Conditions to Obligation of the Sellers...................................26
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ARTICLE VII.....................................................................................27

        7.     Remedies for Breaches of This Agreement..........................................27
               (a)    Survival of Representations and Warranties................................27
               (b)    Indemnification Provisions................................................27
               (c)    Escrow Arrangements.......................................................27
               (d)    Limitation on Liability...................................................33
               (e)    Valuation of Escrowed NAI Common Stock....................................33

ARTICLE VIII....................................................................................33

        8.     Miscellaneous....................................................................33
               (a)    Press Releases and Public Announcements...................................33
               (b)    Entire Agreement..........................................................34
               (c)    Succession and Assignment?s Parties in Interest...........................34
               (d)    Counterparts..............................................................34
               (e)    Headings..................................................................34
               (f)    Notices34
               (g)    Governing Law.............................................................36
               (h)    Amendments and Waivers....................................................36
               (i)    Severability..............................................................36
               (j)    Expenses..................................................................36
               (k)    Construction..............................................................36
               (l)    Incorporation of Exhibits and Schedules...................................36
               (m)    Arbitration...............................................................36
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Exhibit A--Financial Statements
Exhibit B-1--Form of Registration Rights Agreement
Exhibit B-2--Form of Investor Representation Certificate
Exhibit B-3--Form of General Release
Exhibit B-4--Form of Affiliate Agreement
Exhibit B-5--Form of Noncompetition and Waiver of Labor Rights Agreement
Exhibit B-6--Form of Transfer Deed
Exhibit B-7--Intellectual Property Transfer Document
Sellers Disclosure Schedule
NAI Disclosure Schedule
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
                            STOCK PURCHASE AGREEMENT

      This Agreement is entered into as of July 30, 1998, by and among Networks Associates, Inc., a Delaware corporation ("NAI"), NA Combination Company, Inc. ("BUYER"), Mr. Carlos Jimenez Suarez ("MR. JIMENEZ"), Spanish citizen, with domicile at Nunez de Balboa, 91, Madrid, and Identification Card Number 5.202.903-B and Mr. Javier Perea Romero ("MR. PEREA"), Spanish citizen, with domicile at Sector Literatos, 42, 28760 Tres Cantos (Madrid) and Identification Card Number 4.573,576-A, (each a "SELLER" and collectively, the "SELLERS"). NAI and Buyer, collectively a "PARTY," and the Sellers, collectively a "PARTY," and together with NAI and Buyer the "PARTIES."

                                    RECITALS

      A. The Sellers in the aggregate own 10,000 ordinary shares of Anyware Seguridad Informatica, S.A., a corporation organized and existing under the laws of Spain ("ASI" or the "COMPANY"), constituting one hundred percent (100%) of the outstanding Company's share capital.

      B. This Agreement contemplates a transaction in which Buyer will purchase (the "PURCHASE") from the Sellers, and the Sellers will sell to Buyer, all of the ordinary shares of the Company held by the Sellers (the "PURCHASED SHARES") in exchange for the Purchase Price (as set forth herein) to be paid to the Sellers by Buyer.

      C. The Parties agree that a specified portion of the Purchase Price paid by NAI shall be placed in escrow, the release of which shall be contingent on certain events and conditions.

      D. NAI and the Sellers desire to make certain representations and warranties and other agreements in connection with the Purchase.

      E. NAI and Buyer desire that ASI become the wholly-owned subsidiary of Buyer and that to further such action NAI shall deliver to Buyer that number of shares of NAI Common Stock representing the Purchase Price.

      NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

                                   ARTICLE I

      1.    Definitions.

      "AFFILIATE" shall mean with respect to any Person, (a) any other Person at the time directly or indirectly controlling, controlled by or under direct or indirect common control with such Person, (b) any Person of which such person at the time owns or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of the capital stock or beneficial interest,
(c) any other Person which at the time owns, or has the right to acquire, directly or indirectly, twenty percent (20%) or more of any class of capital stock or beneficial interest of such Person, (d) any executive officer or director of such person, (e) with respect to any partnership, joint venture or similar entity, any general partner thereof and (f) any individual's immediate family or family trust.

      "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

      "BUYER" has the meaning set forth in the preface above.

      "CLOSING" has the meaning set forth in Section 2(c) below.

      "CLOSING DATE" has the meaning set forth in Section 2(c) below.

      "CODE" means the Internal Revenue Code of 1986, as amended.

      "COLLATERAL DOCUMENTS" shall mean Exhibit B-1 to B-7.

      "COMPANY" has the meaning set forth in the preface above.

      "COMPANY SHARE" means any ordinary share of the Company, each with a face value of 1.000 PTAS.

      "CONFIDENTIAL INFORMATION" means any information concerning the businesses and affairs of NAI, Buyer, the Company and the Sellers that is not already generally available to the public.

      "DETERMINED PRICE" shall mean $48.875 per share of NAI Common Stock.

      "EMPLOYEE BENEFIT PLAN" means any (a) deferred compensation or retirement plan or arrangement, (b) defined contribution retirement plan or arrangement,
(c) defined benefit retirement plan or arrangement, or (d) material fringe benefit or other retirement, bonus, or incentive plan or program.

      "ENVIRONMENTAL, HEALTH, AND SAFETY REQUIREMENTS" shall mean all national, provincial, regional, federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment.

      "FINANCIAL STATEMENT" has the meaning set forth in Section 4(g) below.

      "GAAP" means Spanish generally accepted accounting principles as in effect from time to time.

      "GENERAL ESCROW AMOUNT" shall mean a number of shares of NAI Common Stock which has an aggregate value (valued at the Determined Price, as defined herein) of $1,065,426 (USD) and placed in escrow on the Closing Date in accordance with the provisions of Article 2(e) and Article VII of this Agreement.


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      "GENERAL ESCROW FUND" has the meaning set forth in Article VII.

      "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

      "KNOWLEDGE" means actual knowledge after due investigation.

      "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

      "MOST RECENT BALANCE SHEET" means the balance sheet contained within the Most Recent Financial Statements.

      "MOST RECENT FINANCIAL STATEMENTS" has the meaning set forth in Section 4(g) below.

      "MOST RECENT FISCAL MONTH END" has the meaning set forth in Section 4(g) below.

      "MOST RECENT FISCAL YEAR END" has the meaning set forth in Section 4(g) below.

      "NAI" has the meaning set forth in the preface above.

      "NAI COMMON STOCK" shall mean the common stock, par value $0.01 (USD) per share, of NAI.

      "NAI DISCLOSURE SCHEDULE" has the meaning set forth in Section 3(b) below.

      "ORDINARY COURSE OF BUSINESS" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

      "PARTY" has the meaning set forth in the preface above.


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      "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, limited liability company, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

      "PROPORTIONATE ESCROW INTEREST" applicable to each Seller shall mean 50% multiplied by the General Escrow Amount or Special Escrow Amount, as applicable.

      "PURCHASE" has the meaning set forth in the preface above.

      "PURCHASE PRICE" has the meaning set forth in Section 2(b) below.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

      "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and
(d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

      "SELLER(S)" has the meaning set forth in the preface above.

      "SELLERS DISCLOSURE SCHEDULE" has the meaning set forth in Section 4 below.

      "SPECIAL ESCROW AMOUNT" shall mean a number of shares of NAI Common Stock (valued at the Determined Price, as defined below) which has an aggregate value of $1,500,000 (USD) and placed in escrow on the Closing Date in accordance with the provisions of Article 2(e) and Article VII of this Agreement.

      "SPECIAL ESCROW FUND" has the meaning set forth in Article VI.

      "SUBSIDIARY" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

      "TAX" means any national, provincial, regional, federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.


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      "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II

      2.    Purchase and Sale of Company Shares.

            (a) Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase (the "PURCHASE") from each of the Sellers, and each of the Sellers agrees to sell to Buyer, all Company Shares owned by him, in the amount set forth in Schedule I hereto, for the consideration specified below in this Article II, which Company Shares shall in the aggregate comprise the Purchased Shares. Solely with respect to this Agreement and the transactions contemplated hereby, NAI (i) assumes all responsibilities, obligations, and liabilities of Buyer as if NAI were in fact Buyer and (ii) will cause Buyer to perform its obligations hereunder.

            (b) Purchase Price; Registration of Shares. Subject to Section 2(e) and Article VII, NAI hereby delivers to the Sellers at the Closing the number of shares of NAI Common Stock equal to (i) $10,654,255 (USD) divided by
(ii) the Determined Price (the "PURCHASE PRICE") allocated among the Sellers as set forth in Schedule I hereto. The shares of NAI Common Stock paid in respect of the Purchase Price shall be registered under the United States Securities Act of 1933, as amended, in accordance with the provisions of the Registration Rights Agreement attached hereto as Exhibit B-1.

            (c) The Closing. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place at the offices of B Cremades Y Asociados, Goya 18, Madrid, Spain or such other place as NAI and Sellers mutually determine, upon the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as NAI and the Sellers may mutually determine (the "CLOSING DATE).

            (d)   Deliveries at the Closing; Transfer of Title. At the Closing,
(i) the Sellers will deliver to NAI the various certificates, instruments, and documents referred to in Section 6(a) below, (ii) NAI will deliver to the Sellers the various certificates, instruments, and documents referred to in
Section 6(b) below, (iii) each of the Sellers will deliver to Buyer stock certificates representing the number of his Company Shares set forth in Schedule I hereto, endorsed in blank or accompanied by duly executed assignment documents, and (iv) NAI will deliver to the Sellers the number of shares of NAI Common Stock as set forth in Section 2(b) above. The full and unrestricted ownership and title to the Shares shall pass from the Sellers to Buyer upon the execution of this Agreement by each Party. To that extent, the Sellers shall sign before the notary public and then deliver the Transfer Deed in the form attached as Exhibit B-6, as well as all other documents, if any, required for the valid and effective transfer and registration of the title to the Shares in the name of Buyer. It is understood that the Transfer Deed is signed only in order to implement the present transaction according to art. 17 of the Spanish Foreign Investment Act and that for whatever not provided in the Transfer Deed and the provisions of this Agreement, the provisions of this Agreement shall prevail. In addition, subject to Article II and

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Article VII hereof, the full unencumbered ownership and title to the shares of
NAI Common Stock to be issued pursuant to this Agreement shall pass to Sellers upon the execution of this Agreement by each Party.

            (e) Escrow Deposit. At the Closing, from the Purchase Price otherwise payable pursuant to this Article II, NAI shall deposit on behalf of Sellers each of the General Escrow Amount and the Special Escrow Amount into separate escrow accounts pursuant to Article VII hereof. The portion of such escrowed amounts contributed on behalf of each Seller shall be in proportion to such Seller's Proportionate Escrow Interest.

            (f) Purchase Price Adjustment. The Purchase Price will be subject to adjustment as follows:

                  (i) Closing Balance Sheet. As soon as practicable following the Closing, the Company will, at the expense of NAI and Buyer, prepare and cause to be audited by Coopers & Lybrand L.L.P., or its successor, if any, independent accountants, and the Company will deliver to NAI and each of the Sellers, a balance sheet of the Company as of the Closing Date (the "CLOSING BALANCE SHEET"). The Closing Balance Sheet will be prepared in accordance with GAAP consistent with the basis of accounting and procedures and methods employed by the Company in its Financial Statements, as defined in Section 4(g) below. During the conduct of the audit, the Company will cooperate in all respects with the independent auditors for the purposes of completing the Closing Balance Sheet. In addition, the Company and the independent auditors shall be available for periodic inquiry by NAI, the Sellers and the Company, and the independent auditors will answer such questions as NAI or the Sellers may have and provide such additional schedules and materials as NAI or the Sellers may reasonably request in order to permit a meaningful review of the Closing Balance Sheet.

                  (ii) Definition. "TANGIBLE NET WORTH" will mean the aggregate of all tangible assets (net of all reserves and excluding all intangible assets, including without limitation, all goodwill and capitalized software), less all liabilities of any kind (including without limitation accounts payable, royalties payable, warranty reserves, accrued bonuses, accrued vacation, employee expense obligations, deferred revenue, litigation reserves and debt and other liabilities) determined in accordance with GAAP and the considerations specified in Section 4(g) of the Sellers Disclosure Schedule. For purposes of determining Tangible Net Worth, all reserves in respect of bad debts or doubtful accounts shall be excluded from (i.e., will not reduce) Tangible Net Worth.

                  (iii) Disputes. At any time within 30 days following the delivery of the Closing Balance Sheet to NAI and each of the Sellers (the "REVIEW PERIOD"), NAI or both Sellers may dispute any amounts reflected or not reflected on the Closing Balance Sheet to the extent the net effect of all such disputed amounts in the aggregate would affect the Tangible Net Worth amount, but only on the basis that such amounts were not arrived at in accordance with
Section 2(f)(i); each of NAI and both Sellers will notify the other in writing of each such disputed item, and will specify the amount thereof in dispute, not later than the expiration of the Review Period. If NAI and the Sellers are able to resolve all the disputed items, then the Closing Balance Sheet agreed upon by NAI and the Sellers will be final, binding and conclusive on the parties hereto. If NAI and the Sellers are unable to resolve any disputed item and are therefore unable to agree as to the Closing Balance Sheet and the resultant Tangible Net Worth amount within 20 days following the expiration of the Review Period, then within 10 days thereafter either NAI or both Sellers may elect that the items remaining in dispute be submitted for resolution to a "Big Five" accounting firm in Spain (excluding NAI's and Company's independent accountants and the member of which who will be primarily responsible for resolving such disputes will have had substantial auditing experience and substantial experience in arbitration or other dispute resolution proceedings concerning accounting issues) selected by mutual agreement of NAI and the Sellers (or failing such agreement, appointed by the American Arbitration Association) (the "ACCOUNTANTS"). The Accountants will, within 30 days after submission, determine, based solely on presentations by NAI and the Sellers (and their representatives) and not by independent review, and render a written report to the parties upon, such remaining disputed items and the resultant calculation of the Closing Balance Sheet and the Tangible Net Worth amount in accordance with the provisions hereof, and such report and the resultant Closing Balance Sheet will be final, binding and conclusive on the parties hereto. In resolving any disputed item, the Accountants may not assign a value to such item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and disbursements of the Accountants (and of the American Arbitration Association, if any) (a) will be paid out of the General Escrow Fund established under
Article VII if the Tangible Net Worth amount finally determined pursuant to this
Section 2(f)(i) shall be more than $25,000 (USD) below the Tangible Net Worth amount reflected on the Closing Balance Sheet originally submitted pursuant to
Section 2(f)(i) hereof, or (b) will be borne by NAI if the Tangible Net Worth amount finally determined pursuant to this Section 2(f)(i) is less than $25,000
(USD) below the Tangible Net Worth amount reflected on the Closing Balance Sheet originally submitted pursuant to Section 2(f)(i) hereof. NAI and the Sellers hereby agree to cooperate and work in good faith and as expeditiously as reasonably possible to resolve any and all Closing Balance Sheet disputes.

                  (iv) Adjustment. In the event that the Tangible Net Worth of the Company as of the Closing Date as reported in the Closing Balance Sheet is less than PTAS 226,250,000 (or the equivalent amount of US dollars determined according to the representative rate of exchange on the second full trading day immediately prior to the closing of the Purchase as published in the Spanish Official State Gazette), then the Purchase Price shall be reduced (based on the Determined Price), and the amounts payable to the Sellers shall be reduced, to the extent of such deficiency. NAI shall provide written notice of such deficiency to the Escrow Agent pursuant to the provisions of Article VII, and the deficiency shall be payable to the NAI from the General Escrow Account as an escrow claim thereunder (pursuant to the procedure set forth in such Article VII, except that no objection may be made by Sellers to a claim submitted following the resolution of a dispute pursuant to Section 2(f)(iii)).

                                  ARTICLE III

      3.    Representations and Warranties Concerning the Transaction.

            (a) Representations and Warranties of the Sellers. Each of the Sellers severally (but not jointly) represents and warrants to NAI and Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this

Agreement throughout this Section 3(a)) with respect to himself, except as set forth in the Sellers Disclosure Schedule attached hereto.)

                  (i) Authorization of Transaction. Each Seller has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Seller, enforceable in accordance with its terms and conditions. None of the Sellers need give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (ii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which any Seller is subject or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller is a party or by which he is bound or to which any of his assets is subject.

                  (iii) Brokers' Fees. None of the Sellers has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Collateral Documents for which NAI or Buyer could become liable or obligated.

                  (iv) Company Shares. Each Seller holds of record and owns beneficially the number of Company Shares set forth next to his name on
      Schedule I, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. None of the Sellers is a party to any option, warrant, purchase right, or other contract or commitment that could require any Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). None of the Sellers is a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. Each Seller is solvent.

            (b) Representations and Warranties of NAI and Buyer. Each of NAI and Buyer represents and warrants to each of the Sellers that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)).

                  (i) Organization of NAI and Buyer. Each of NAI and Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.


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
                  (ii) Authorization of Transaction. Each of NAI and Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligations of NAI and Buyer, enforceable in accordance with its terms and conditions. Except as set forth in Section 3 of the Disclosure Schedule delivered by NAI to the Sellers (the "NAI DISCLOSURE SCHEDULE"), NAI and Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

                  (iii) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which NAI or Buyer is subject or any provision of its charter or bylaws.

                  (iv) NAI Common Stock. The shares of NAI Common Stock to be issued to the Sellers pursuant to this Agreement, when issued in accordance with the terms and provisions of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will not be subject to any preemptive or other statutory right of stockholders and will be issued in compliance with applicable United States Federal and state securities laws and Spanish securities laws. The shares of NAI Common Stock to be issued to the Sellers pursuant to this Agreement, shall become available for sale in the public market in connection with sales made on Form S-3 pursuant to the Registration Rights Agreement of even date herewith attached hereto as Exhibit B-1.

                  (v) Brokers' Fees. Neither NAI nor Buyer has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Collateral Documents for which any Seller could become liable or obligated.

                                   ARTICLE IV

      4. Representations and Warranties Concerning the Company and the Sellers. The Sellers jointly and severally represent and warrant to NAI and Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by the Sellers to NAI on the date hereof and initialed by the Parties (the "SELLERS DISCLOSURE SCHEDULE"). Nothing in the Sellers Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Sellers Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Sellers

Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

            (a) Organization, Qualification, and Corporate Power. The Company is a corporation duly organized, validly existing, and in good standing under the laws of Spain. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required. The Company has full corporate power and authority and all licenses, permits and authorizations necessary to carry on the businesses in which it is engaged and in which it presently proposes to engage and to own and use the properties owned and used by it. Section 4(a) of the Sellers Disclosure Schedule lists the directors and officers of the Company. The Sellers have delivered to NAI correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

            (b) Capitalization. The entire authorized capital stock of the Company consists of 10,000 Company Shares, of which 10,000 Company Shares are issued and outstanding and no Company Shares are held in treasury. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable. The Purchased Shares are held of record by the respective Sellers as set forth in Section 4(b) of the Sellers Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, rights of first refusal, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. There are no voting trusts, proxies, or other agreements or understandings with respect to any of the voting of the capital stock of the Company.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement and the Collateral Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Except as set forth in Section 4(c) of the Sellers Disclosure Schedule, the Company is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

            (d) Brokers' Fees. The Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement or the Collateral Documents.

            (e) Title to Assets. The Company has good and marketable title to, or a valid leasehold interest in, the properties and assets used by it, located on its premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet.

            (f) Subsidiaries; Investments. The Company has no direct or indirect equity participation in any corporation, partnership, trust, or other business association (including any such entity or association that would be a Subsidiary of the Company).

            (g) Financial Statements. Attached hereto as Exhibit A are the following financial statements (collectively the "FINANCIAL STATEMENTS"): (i) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the years ended December 31, 1996 and 1997 (with December 31, 1997 being the "MOST RECENT FISCAL YEAR END") for the Company; and (ii) unaudited balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "MOST RECENT FINANCIAL STATEMENTS") as of and for the month ended April 30, 1998 (the "MOST RECENT FISCAL MONTH END") for the Company. Except as set forth in Section 4(g) of the Sellers Disclosure Schedule, the Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete and are consistent with the books and records of the Company (which books and records are correct and complete).

            (h) Events Subsequent to Most Recent Fiscal Year End. Except as set forth in Section 5(h) of the Sellers Disclosure Schedule (indicating by relevant subparagraph), since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date:

                  (i) the Company has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

                  (ii) the Company has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) either involving more than $10,000 (USD) or outside the Ordinary Course of Business;

                  (iii) no party (including the Company) has accelerated, terminated, modified, or canceled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 (USD) to which the Company is a party or by which it is bound;

                  (iv) the Company has not imposed or has not had imposed upon it any Security Interest upon any of its assets, tangible or intangible;

                  (v) the Company has not made any capital expenditure (or series of related capital expenditures) either involving more than $10,000
      (USD) or outside the Ordinary Course of Business;

                  (vi) the Company has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 (USD) or outside the Ordinary Course of Business;

                  (vii) the Company has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 (USD) singly or $25,000 (USD) in the aggregate;

                  (viii) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                  (ix) the Company has not canceled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 (USD) or outside the Ordinary Course of Business;

                  (x) the Company has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;

                  (xi) there has been no change made or authorized in the charter or bylaws of the Company;

                  (xii) the Company has not issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

                  (xiii) the Company has not declared, set aside, or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

                  (xiv) the Company has not experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;

                  (xv) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xvi) the Company has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

                  (xvii) the Company has not granted any increase in the base compensation of any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xviii) the Company has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

                  (xix) the Company has not made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

                  (xx) the Company has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;

                  (xxi) there has not been any other material occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving the Company; and

                  (xxii) the Company has not committed to any of the foregoing.

            (i) Undisclosed Liabilities. The Company has no Liabilities (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business (none of which results from, arises out of, relates to, is in the nature of, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law).

            (j) Legal Compliance. The Company has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of national, provincial, federal, state, regional, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Section 4(j) of the Sellers Disclosure Schedule accurately lists each consent, license, permit, grant or other authorization issued to the Company by a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) which is required for the operation of its business or the holding of any such interest (herein collectively called "COMPANY AUTHORIZATIONS"), which Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company to operate or conduct its business or hold any interest in its properties or assets.

            (k)   Tax Matters.

                  (i) The Company has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed or incurred by the Company (whether or not shown on any Tax Return) at the time of Closing have been paid or are properly accrued. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) No Seller and to the best of the Sellers' knowledge, no director or officer (or employee responsible for Tax matters) of the Company expects any authority to assess any additional Taxes for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Company either (A) claimed or raised by any authority in writing or (B) as to which any of the Sellers and the directors and officers (and employees responsible for Tax matters) of the Company has Knowledge based upon personal contact with any agent of such authority. Section 4(k) of the Sellers Disclosure Schedule lists all national, provincial, federal, state, regional, local, and foreign income Tax Returns filed with respect to the Company for taxable periods with respect to which the applicable statute of limitations has not expired (including as a result of any action by the applicable Tax authority) indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Sellers have delivered to NAI correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company with respect to the foregoing taxable periods.

                  (iv) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (v) The unpaid Taxes of the Company (A) did not, as of the Most Recent Fiscal Month End, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

            (l)   Real Property.

                  (i) Except as set forth in Section 4(l) of the Sellers Disclosure Schedule, the Company does not own or has not agreed or is not otherwise committed to purchase any real property.

                  (ii) Section 4(l)(ii) of the Sellers Disclosure Schedule lists and describes briefly all real property leased to the Company. No properties are subleased to the Company. The Sellers have delivered to NAI correct and complete copies of the leases (as amended to date) listed in
      Section 4(l)(ii) of the Sellers Disclosure Schedule. With respect to each lease listed in Section 4(l)(ii) of the Sellers Disclosure Schedule:

                        (A) the lease is legal, valid, binding, enforceable, and in full force and effect;

                        (B) the lease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

                        (C) no party to the lease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                        (D) no party to the lease has repudiated any provision thereof;

                        (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease;

                        (F) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold;

                        (G) to Seller's Knowledge, all facilities leased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations;

                        (H) to Seller's Knowledge, all facilities leased thereunder are supplied with utilities and other services necessary for the operation of said facilities; and

                        (I) to Seller's Knowledge, the owner of the facility leased has good and marketable title to the parcel of real property, free and clear of any Security Interest, easement, covenant, or other restriction, except for installments of special easements not yet delinquent and recorded easements, covenants, and other restrictions which do not impair the current use, occupancy, or value, or the marketability of title, of the property subject thereto.

            (m)   Intellectual Property.

                  (i) The Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the business of the Company as presently conducted and as presently proposed to be conducted. Each item of Intellectual Property owned or used by the Company immediately prior to the Closing hereunder will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Closing hereunder. The Company has taken all necessary action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (ii) The Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that any of the Company must license or refrain from using any Intellectual Property rights of any third party). To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Company.

                  (iii) Section 4(m)(iii) of the Sellers Disclosure Schedule identifies each patent or registration which has been issued to the Company with respect to any of its Intellectual Property, identifies each pending patent application or application for registration which the Company has made with respect to any of its Intellectual Property, and identifies each license, agreement, or other permission which the Company has granted to any third party with respect to any of its Intellectual Property (together with any exceptions). The Sellers have delivered to NAI correct and complete copies of all such patents, registrations, applications, licenses, agreements, and permissions (as amended to date) and have made available to NAI correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 4(m)(iii) of the Sellers Disclosure Schedule also identifies each trade name or unregistered trademark used by the Company in connection with its business. With respect to each item of Intellectual Property required to be identified in Section 4(m)(iii) of the Sellers Disclosure Schedule:

                        (A) the Company possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, or other restriction;

                        (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                        (C)   no action, suit, proceeding, hearing,
            investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, enforceability, use, or ownership of the item; and

                        (D) the Company has never agreed to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

                  (iv) Section 4(m)(iv) of the Sellers Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that the Company uses pursuant to license, sublicense, agreement, or permission. The Sellers have delivered to NAI correct and complete copies of all such licenses, sublicenses, agreements, and permissions (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 4(m)(iv) of the Sellers Disclosure Schedule:

                        (A) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                        (B) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

                        (C) no party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                        (D) no party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                        (E)   with respect to each sublicense, the
            representations and warranties set forth in subsections (A) through
            (D) above are true and correct with respect to the underlying license;

                        (F) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

                        (G)   no action, suit, proceeding, hearing,
            investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

                        (H) the Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission.

                  (v) To the Knowledge of any of the Sellers and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company, the Company will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any

      Intellectual Property rights of third parties as a result of the continued operation of its business as presently conducted and as presently proposed to be conducted.

                  (vi) As of the Closing Date, all Intellectual Property which has been, is or will be used by the Company or its predecessors in the conduct of its businesses has been validly transferred to the Company free and clear of all Security Interests or other claims.

            (n) Tangible Assets. The Company owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of its business as presently conducted. Each such tangible asset is free from defects (patent and latent) and Security Interests, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used and presently is proposed to be used.

            (o) Inventory. The inventory of the Company consists of purchased goods and finished goods, all of which are merchantable and fit for the purpose for which they were procured and none of which is slow-moving, obsolete, damaged, or defective, subject only to the reserve for inventory write down set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

            (p) Contracts. Section 4(p) of the Sellers Disclosure Schedule lists the following contracts and other agreements to which any of the Company is a party:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $10,000 (USD) per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a material loss to the Company, or involve consideration in excess of $10,000 (USD);

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $10,000 (USD) or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any agreement with any of the Sellers and their Affiliates (other than the Company);

                  (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

                  (viii) any collective bargaining agreement;

                  (ix) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $25,000 (USD) or providing severance benefits;

                  (x) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business; or

                  (xi) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, results of operations, or future prospects of the Company.

The Sellers have delivered to NAI a correct and complete copy of each written agreement listed in Section 4(p) of the Sellers Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 4(p) of the Sellers Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

            (q) Notes and Accounts Receivable. All notes and accounts receivable of the Company are reflected properly on their books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

            (r) Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company other than those identified in
Section 4(r) of the Sellers Disclosure Schedule.

            (s) Insurance. Section 4(s) of the Sellers Disclosure Schedule sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past year:

                  (i)   the name, address, and telephone number of the agent;

                  (ii) the name of the insurer, the name of the policyholder, and the name of each covered insured;

                  (iii) the policy number and the period of coverage;

                  (iv) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

                  (v) a description of any retroactive premium adjustments or other loss-sharing arrangements.

Section 5(s) of the Sellers Disclosure Schedule properly identifies each current insurance policy. With respect to each such current insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (C) neither the Company nor any other party to the policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof. The Company has been covered during the past three (3) years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. Section 4(s) of the Sellers Disclosure Schedule describes any self-insurance arrangements affecting the Company.

            (t) Litigation. Section 4(t) of the Sellers Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 4(t) of the Sellers Disclosure Schedule could result in any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. None of the Sellers and to the best of the Sellers' knowledge none of the directors and officers (and employees with responsibility for litigation matters) of the Company has any Basis to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened against the Company.

            (u) Product Warranty. Each product manufactured, sold, leased, or delivered by the Company has been in conformity with all applicable contractual commitments and all express and implied warranties, and the Company has no Liability (and to the Knowledge of Sellers there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

Except as set forth in Section 4(u) of the Sellers Disclosure Schedule, no product manufactured, sold, leased, or delivered by the Company is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 4(u) of the Sellers Disclosure Schedule includes (i) copies of the standard terms and conditions of sale or lease for the Company (containing applicable guaranty, warranty, and indemnity provisions) and (ii) copies of all contracts which have nonstandard terms and conditions of sale or lease with such nonstandard terms identified in reasonable detail.

            (v) Product Liability. The Company has no Liability (and to the Sellers' Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by the Company.

            (w) Employees. Except as set forth in Section 4(w) of the Sellers Disclosure Schedule, the Company is not a party to or bound by any collective bargaining agreement, nor has any of them experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. None of the Sellers and to the best of the Sellers' knowledge none of the directors and officers (and employees with responsibility for employment matters) of the Company has any Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

            (x) Employee Benefits. Section 4(x) of the Sellers Disclosure Schedule lists each Employee Benefit Plan that the Company maintains or to which the Company contributes or has any obligation to contribute.

                        (A) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of all applicable laws.

                        (B) All required reports and descriptions have been timely filed and distributed appropriately with respect to each such Employee Benefit Plan.

                        (C) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid to each such Employee Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued in accordance with the past custom and practice of the Company. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan.

                        (D) There have been no prohibited transactions with respect to any such Employee Benefit Plan. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. None of the Sellers and the directors and officers (and employees with responsibility for employee benefits matters) of the Company has any Knowledge of any Basis for any such action, suit, proceeding, hearing, or investigation.

            (y) Guaranties. The Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person.

            (z)   Environmental, Health, and Safety Matters.

                  (i) The Company has complied and is in compliance with all Environmental, Health, and Safety Requirements.

                  (ii) The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

                  (iii) No facts, events or conditions relating to the past or present facilities, properties or operations of the Company will prevent, hinder or limit continued compliance with Environmental, Health, and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental, Health, and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental, Health, and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage.

            (aa) Certain Business Relationships with the Company. Except as set forth in Section 4(aa) of the Sellers Disclosure Schedule, none of the Sellers and their Affiliates has been involved in any business arrangement or relationship with the Company since June 30, 1993, and none of the Sellers and their Affiliates owns any asset, tangible or intangible, which is used in the business of any of the Company.

            (bb) Disclosure. The representations and warranties contained in this Section 4 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4 not misleading.

            (cc) Bank Accounts. Section 4(cc) of the Sellers Disclosure Schedule contains a true, correct and complete list as of the date hereof of all banks, trust companies, savings and loan associations and brokerage firms in which the Company has an account or safe deposit box and the names of all persons authorized to draw thereon or with access thereto.

            (dd) Materiality. The matters and items excluded from the representations and warranties set forth in this Article by operations of the materiality exceptions and materiality qualifications contained in such representations and warranties, in the aggregate for all such excluded matters and items, are not and could not reasonably be expected to be adverse to the Company.

            (ee) Solvency. As of the execution and delivery of this Agreement, the Company is, and, as of the Closing Date, will be solvent.

            (ff) Predecessor Status. Set forth in Section 4(ff) of the Sellers Disclosure Schedule is a listing of all predecessor companies of the Company and the names of any entities from which, since June 30, 1993, the Company previously acquired material properties or assets. The Company has never been a subsidiary or division of another entity, nor part of an acquisition that was later rescinded.

            (gg) Minute Books. The minute books of the Company made available to counsel for NAI are the only minute books of the Company and reference all material transactions approved by the directors (or committees thereof) and stockholders since the time of incorporation of the Company required to be minuted in accordance with Spanish law.

            (hh) Sellers Disclosure Schedule. The Sellers Disclosure Schedule has been prepared and executed by the Sellers and dated and delivered on the date of this Agreement. The Sellers shall endeavor to disclose in the Sellers Disclosure Schedule each item of information in each separate section in which such item may reasonably be required to be disclosed.

            (ii) Source Code. The Sellers have caused the Company to appear before a Spanish Notary Public and deposit with him or her one or more CD-Rom(s) containing true and correct copies of the Company's source code together with all relevant documentation and roadmaps, for each of its current products and products under development (collectively, the "COMPANY SOURCE CODE") to be held by such Spanish Notary Public pending the consummation of the Purchase. Such deposit, made on behalf and for the exclusive benefit of the Company, shall be conclusive evidence vis-a-vis third parties of the ownership by the Company of all and any Intellectual Property Rights connected with the Company Source Code. The Sellers have caused the Company to deliver to such Spanish Notary Public an irrevocable of letter of instruction, in form and substance satisfactory to NAI, instructing such Spanish Notary Public at his or her offices to provide NAI access to the Company Source Code (as provided below) and to deliver the Company Source Code to NAI or its designated representatives on the Closing Date. The Sellers shall cause the Company to instruct such Spanish Notary Public to provide NAI sufficient access to the Company Source Code to reasonably ensure that the Company Source Code is what it purports to be.

      Nothing in this Section 4(ii) shall entitle NAI to request or take the originals or any copies of the Company Source Code or any part thereof prior to the Closing Date.

                                   ARTICLE V

      5. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

            (a) General. In case at any time after the Closing any further action is necessary or desirable to vest Buyer with full right, title and possession to the Purchased Shares or otherwise carry out the purposes of this Agreement and the Collateral Documents (including the transfer to the Company of any Intellectual Property used or purported to be used by the Company in the conduct of its business prior to the Closing Date), each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VII below). Further, the officers and directors of the Company are fully authorized in the name of the Company or otherwise to take, and will take, all such lawful and necessary and/or desirable action so long as such action is consistent with this Agreement.

            (b) Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article VII below).

            (c) Transition. None of the Sellers will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.

            (d) Confidentiality. Each of the Sellers, NAI and Buyer will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement and the Collateral Documents, and deliver promptly to the other Party or destroy, at the request and option of the other Party, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Parties is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, then the party receiving such request will notify the other Party promptly of the request or requirement so that the other Party may seek an appropriate protective order or waive compliance with the provisions of this
Section 5(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Parties is, on the advice of counsel, compelled to disclose any Confidential

Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use his or its reasonable best efforts to obtain, at the reasonable request of the other Party, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other Party shall designate. Notwithstanding the foregoing, (i) the obligation of the Sellers hereunder shall relate to Confidential Information of the Company, NAI and Buyer and (ii) the obligations of NAI and Buyer hereunder shall relate to Confidential Information of the Sellers.

                                   ARTICLE VI

      6.    Conditions to Obligation to Close.

            (a) Conditions to Obligation of NAI and Buyer. The obligations of NAI and Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3(a) and Section 4 above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) the Sellers shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iii) the Company shall have procured all of the third party consents;

                  (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any national, provincial, federal, regional, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Buyer to own the Company Shares and to control the Company, or (D) affect adversely the right of the Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (v) the Sellers shall have delivered to NAI a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(v) is satisfied in all respects;

                  (vi) the relevant parties shall have entered into Collateral Documents in form and substance as set forth in EXHIBITS B-1 through B-6 attached hereto and the same shall be in full force and effect;

                  (vii) NAI and its counsel shall be satisfied with the status of the Company's existing and previous arrangements pursuant to which such entity distributes or distributed third party products or services;

                  (viii) the Company and the other parties thereto shall have executed the Intellectual Property Transfer Document in the form of EXHIBIT B-7 and such document shall be in full force and effect and the Company shall have terminated all royalty payment arrangements; and

                  (ix) all actions to be taken by the Sellers in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the NAI; and

                  (x) Sellers shall have delivered to NAI and its counsel a public deed evidencing that Sellers have fully paid in all share capital of the Company.

      NAI and Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

            (b) Conditions to Obligation of the Sellers. The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

                  (i) the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date;

                  (ii) NAI and Buyer shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

                  (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any national, provincial, federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                  (iv) NAI shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 6(b)(i)-(iii) is satisfied in all respects;

                  (v) the relevant parties shall have entered into the Collateral Documents in form and substance as set forth in EXHIBITS B-1 through B-7 and each of the same shall be in full force and effect;

The Sellers may waive any condition specified in this Section 6(b) if they execute a writing so stating at or prior to the Closing.

                                  ARTICLE VII

      7.    Remedies for Breaches of This Agreement.

            (a) Survival of Representations and Warranties. All of the covenants, representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty or covenant at the time of Closing) and continue in full force and effect until March 31, 1999. The foregoing shall not limit the provisions with respect to the Special Escrow Fund.

            (b) Indemnification Provisions. The indemnification provisions contained herein are in addition to, and not in derogation of, any statutory, equitable, or civil law remedy under Spanish law (including without limitation any such remedy arising under Environmental, Health, and Safety Requirements) any Party may have with respect to the Company, or the transactions contemplated by this Agreement. Each of the Sellers hereby agrees that he or it will not make any claim for indemnification against the Company by reason of the fact that he or it was a director, officer, employee, or agent of any such entity or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by NAI or Buyer against such Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

            (c)   Escrow Arrangements.

                  (i)   Escrow Funds.

                        (A) General. As provided in Section 2(f), at Closing, on behalf of the Sellers, NAI shall deposit with Greater Bay Trust Company, as Escrow Agent (the "ESCROW AGENT"), the General Escrow Amount, which shall constitute a general escrow fund (the "GENERAL ESCROW FUND") and the Special Escrow Amount, which shall constitute a special escrow fund (the "SPECIAL ESCROW FUND") each to be governed by the terms set forth herein (the General Escrow Fund and the Special Escrow Fund together the "ESCROW FUNDS"). The portion of the General Escrow Amount and the Special Escrow Amount contributed by NAI on behalf of each Seller, as applicable, shall correspond to such Seller's Proportionate Escrow Interest. Each Seller shall be entitled to all voting rights with respect to any NAI Common Stock held in escrow on his behalf.

                        (B) General Escrow Fund. The General Escrow Fund shall be available to compensate NAI and its Subsidiaries for (i) any claim, loss, expense, liability or other damage, including reasonable attorneys' fees, costs of investigation and disbursements in connection with any action, suit or proceeding, to the extent of the amount of such claim, loss, expense, liability or other damage (collectively "LOSSES") that NAI and its Subsidiaries or any of their affiliates has incurred (or, in the case of an extension of the General Escrow Period pursuant to Section 7(c)(ii), reasonably anticipates incurring), by reason of the breach by the Sellers of any representation, warranty, covenant or agreement of the Sellers contained herein or in any Collateral Document or the Sellers Disclosure Schedule; (ii) any accounts receivable that are outstanding as of the Closing Date as determined in the Closing Balance Sheet that are uncollected subsequent to the Closing Date; and (iii) payment of any Losses otherwise agreed to be paid by Sellers (including as set forth in the Sellers Disclosure Schedule); provided, however, that (x) solely for purposes of determining whether a breach of any representation or warranty or covenant has occurred, and the amount of any Losses attributable to any such breach, any qualification as to materiality set forth therein shall not be given effect; and (y) claims for Losses incurred as a result of a breach by a Seller of any of the representations set forth in
            Section 3(a) shall be satisfied out of such Seller's Proportionate Interest of the General Escrow Fund until such Proportionate Escrow Interest is exhausted, and then shall be satisfied out of the General Escrow Fund in accordance with this Agreement. Notwithstanding the foregoing, with respect to Losses contemplated in clause (i) above, NAI and its Subsidiaries shall not be entitled to receive any disbursement or cause any amount to be retained in the General Escrow Fund with respect to any Losses arising in respect of any individual occurrence or circumstance unless the amount of such Losses shall exceed $10,000 (USD), provided that in the event that the aggregate amount of such Losses of NAI and its Subsidiaries shall exceed $40,000 (USD) (without regard to the foregoing $10,000 (USD) limitation), then NAI or its Subsidiaries shall be entitled to recover from the General Escrow Fund all such Losses (without regard to the individual $10,000 (USD) limitations).

                        (C) Special Escrow Fund. The Special Escrow Fund shall be available to compensate NAI and its Subsidiaries for any Losses ("SPECIAL LOSSES") that NAI and its Subsidiaries or any of their affiliates has incurred (or in the case of an extension of the Special Escrow Period pursuant to Section 7(c)(ii), reasonably anticipates incurring) by reason of the Special Tax Matters. "SPECIAL TAX MATTERS" means the Company's Intellectual Property license arrangements in place prior to the Closing Date and terminated on the Closing Date pursuant to Section 6(a)(viii) in connection with (i) both the royalty payments and the definitive transfer of said Intellectual Property; (ii) the Value Added Tax, if any, payable in connection with the Company's royalty payments; and
            (iii) any withholding taxes or other personal income taxes as well as any corporate tax impact thereof in connection with the amounts paid to the Company's employees including but not limited to those paid as out-of-pocket and travel expenses.

                  (ii) Escrow Periods; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the General Escrow Fund shall remain in existence until March 31, 1999 (the "GENERAL ESCROW PERIOD") and the Special Escrow Fund shall remain in existence until the lapsing of the applicable statute of limitations in respect of relevant Taxes attributable to the Special Tax Matters (the "SPECIAL ESCROW PERIOD"), in each case, subject to extension as set forth below. At the expiration of the General Escrow Period, the General Escrow Fund shall be released from escrow to the Sellers, in an amount equal to the entire initial General Escrow Fund less an amount equal to the sum of (i) all amounts theretofore paid out of the General Escrow Fund to NAI and its Subsidiaries pursuant to this
      Article VII, (ii) an amount equal to such portion of the General Escrow Fund which, in the reasonable judgment of NAI, subject to the objection of both Sellers (and the subsequent arbitration of the matter in the manner provided in Section 7(c)(vii) hereof), is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to the end of the General Escrow Period (which amount shall remain in the General Escrow Fund (and which shall cause the General Escrow Fund shall remain in existence) until such claims have been resolved). At the expiration of the Special Escrow Period, the Special Escrow Fund shall be released from escrow to the Sellers, in an amount equal to the entire initial Special Escrow Fund less an amount equal to the sum of (i) all amounts theretofore paid out of the Special Escrow Fund to NAI and its Subsidiaries pursuant to this Article VII, (ii) all amounts theretofore paid out of the Special Escrow Fund to Sellers pursuant to Section 7(c)(iii) below and (iii) an amount equal to such portion of the Special Escrow Fund which, in the reasonable judgment of NAI, subject to the objection of both Sellers (and the subsequent arbitration of the matter in the manner provided in Section 7(c)(vii) hereof), is necessary to satisfy any unsatisfied claims specified in any Officer's Certificate theretofore delivered to the Escrow Agent prior to the end of the Special Escrow Period (which amount shall remain in the Special Escrow Fund (and which shall cause the Special Escrow Fund shall remain in existence) until such claims have been resolved). As soon as all such claims have been resolved following the end of the General Escrow Period and the Special Escrow Period, as applicable, the Escrow Agent shall deliver to the eligible Sellers the remaining portion of the General Escrow Fund and Special Escrow Fund, as applicable, not required to satisfy such claims. Deliveries of escrowed amounts to the Sellers pursuant to this Section shall be made according to each Seller's Proportionate Escrow Interest as certified to the Escrow Agent by the Sellers.

                  (iii) Interim Distributions from Special Escrow Fund. Promptly following each of the dates set forth on Schedule 7(c)(iii), the Escrow Agent shall cause to be paid to the eligible Sellers (in accordance with their Proportionate Escrow Interest) an amount equal to the entire initial Special Escrow Fund less an amount equal to the sum of (i) the minimum Special Escrow Amount indicated on Schedule 7(c)(iii) in respect of such indicated date and (ii) the aggregate amount of all unsatisfied good faith claims by NAI and its Subsidiaries against the Special Escrow Fund (subject to arbitration of the matter in the manner provided in Section 7(c)(vii)) not yet paid by the Escrow Agent prior to such date to the extent and amount of any Tax dispute or challenge. Notwithstanding the foregoing, (without duplication) no distribution shall be payable with respect to any particular date if, the Company or the Sellers shall have been notified of, any Tax investigation, dispute or challenge related to the relevant Tax Period and related Special Tax Matters or any act by the applicable tax authority which could serve to toll the expiration of the applicable statute of limitations.

                  (iv) Protection of Escrow Funds. The Escrow Agent shall hold and safeguard the Escrow Funds during the applicable escrow period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of NAI and shall hold and dispose of the Escrow Funds only in accordance with the terms hereof.

                  (v) Claims Upon Escrow Funds. Upon receipt by the Escrow Agent at any time on or before the last day of the General Escrow Period or Special Escrow Period, as applicable, of a certificate signed by any officer of NAI (an 'OFFICER'S CERTIFICATE'): (A) stating that NAI or its Subsidiaries has incurred and paid or properly accrued Losses or Special Losses, as applicable (or reasonably anticipates that it may have to pay or accrue Losses or Special Losses, as applicable), and (B) specifying in reasonable detail the individual items of Losses or Special Losses, as applicable, included in the amount so stated, the date each such item was incurred and paid or properly accrued, or the basis for such anticipated liability, and in the case of Losses the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 7(c)(vi) and 7(c)(vii) hereof, deliver, as promptly as practicable, to NAI or its Subsidiaries out of the General Escrow Fund or Special Escrow Fund, as applicable, such amounts held in the applicable Escrow Fund equal to such Losses or Special Losses. NAI shall submit an Officer's Certificate only in good faith. Claims in respect of Special Losses shall be made in accordance with the additional provisions set forth in Section 7(c)(v) of the NAI Disclosure Schedule. NAI or its Subsidiaries will only make claims against the Special Escrow Fund based on any provisional or definitive Tax assessment by the applicable Spanish Tax authorities. NAI and its Subsidiaries further agrees not intentionally initiate or prompt such an investigation or assessment.

                  (vi) Objections to Claims. At the time of delivery of any Officer's Certificate to the Escrow Agent, Escrow Agent or NAI shall promptly notify each of the Sellers via facsimile pursuant to Section 8(f) below and a duplicate copy of such certificate shall be delivered to each of the Sellers, and for a period of twenty (20) days after such delivery the Escrow Agent shall make no delivery to NAI or its Subsidiaries of any General or Special Escrow Amount(s) specified in such Officer's Certificate unless the Escrow Agent shall have received written authorization from each of the Sellers to make such delivery. After the expiration of such twenty (20) day period, the Escrow Agent shall make delivery of an amount from the applicable Escrow Fund in accordance with such Officer's Certificate and Section (c)(v) hereof, provided, that, no such payment or delivery may be made if both Sellers shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such twenty (20) day period. The Sellers will only submit an objection in good faith.

                  (vii) Resolution of Conflicts; Arbitration.

                        (A) In case both Sellers shall so object in writing to any claim or claims made in any Officer's Certificate, the Sellers and NAI shall attempt, within sixty (60) days from such written objection, in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Sellers and NAI should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum signed by NAI and the Sellers and distribute amounts from the Escrow Funds in accordance with the terms thereof.

                        (B) If no such agreement can be reached after good faith negotiation, then after such sixty (60) day period either NAI or both Sellers may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. NAI and both Sellers shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator (who shall be affiliated with a Big Five accounting firm or any successor thereto (other than Price Waterhouse, Coopers & Lybrand or Arthur Andersen)). Failing agreement on the appointment of the third arbitrator, such third arbitrator shall be appointed by the American Arbitration Association. The arbitrators shall, within ten (10) business days after the last day of any hearings on any motion, issue a definitive ruling on such motion. The arbitrator shall also, within twenty (20) business days from the last day of any hearings regarding the issuance of any awards, issue a definitive ruling on the issuance of any such award in such arbitration. The arbitrators shall also establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgement of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Article VII hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund(s) in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                        (C) In no event may punitive or exemplary damages be awarded in any arbitration, and arbitration between the parities shall be final and binding. Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Madrid, Spain. Each party to any arbitration pursuant to this Section 7(c)(vii) shall pay its own expenses; the fees of each arbitrator and any administrative fee of the sponsoring arbitration entity, if any, shall be borne equally by NAI, on the one hand, and the Sellers, on the other.

                  (viii) Third-Party Claims. In the event NAI or its Subsidiaries become aware of a third-party claim which NAI or its Subsidiaries believe may result in a demand against the Escrow Funds, NAI shall promptly notify each of the Sellers of such claim shall deliver to each of the Sellers a copy of such claim, complaint or demand, and the Sellers who have monies in the escrow shall be entitled, at their expense, to participate in any defense of such claim. NAI shall consult with the Sellers prior to the settlement of any such claim and discuss with the Sellers in good faith any input regarding the claim and potential settlement the Sellers may have prior to any settlement. After such consultation, NAI shall have the right in its sole discretion to settle any such claim. The foregoing provisions with respect to the Sellers' participation at their expense shall in no event entitle the Sellers to initiate or conduct any negotiations with respect to any third party claims (including any claims with respect to Special Losses) without the physical presence and participation of NAI's representatives. Notwithstanding any provision to the contrary, in defending any Special Tax Matter, NAI agrees to retain, and maintain for so long as such counsel performs to NAI's reasonable satisfaction, Diaz-Arias as its Spanish tax counsel.


                  (ix)  Escrow Agent's Duties.

                        (A) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of NAI and the Sellers, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the written advice of counsel shall be conclusive evidence of such good faith.

                        (B) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

                        (C) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

                        (D) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

                        (E) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to NAI and each of the Sellers; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: NAI and the Sellers shall use their best efforts to mutually agree upon a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, NAI shall have the right to appoint a successor escrow agent (which, in such case, shall be a financial institution with assets of at least $1 billion (USD)). The successor escrow agent selected in the preceding manner shall execute and deliver an instrument accepting such appointment and it shall thereupon be deemed the Escrow Agent hereunder and it shall without further acts be vested with all the estates, properties, rights, powers, and duties of the predecessor Escrow Agent as if originally named as Escrow Agent. Thereafter, the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Agreement.

                  (x) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by NAI. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by the Agreement.

            (d) Limitation on Liability. Notwithstanding any other provision of this Agreement to the contrary, absent fraud or bad faith, the liability of each Seller with respect to any claim for a breach of any representation, warranty, covenant or agreement contained in this Agreement, the Collateral Documents or the Sellers Disclosure Schedule shall be limited to the amount of the sum of the General Escrow Fund and the Special Escrow Fund with all claims being made, as applicable, first against such Seller's Proportionate Escrow Interest in the General Escrow Fund and Special Escrow Fund.

            (e) Valuation of Escrowed NAI Common Stock. In accordance with the requirements of pooling of interests accounting, for the purposes of satisfying claims made against the General Escrow Fund and the Special Escrow Fund, shares of NAI Common Stock held in such escrow shall be valued at the Determined Price.

                                  ARTICLE VIII

      8.    Miscellaneous.

            (a) Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of NAI and the Sellers; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure) or immediately thereafter if prior advise is not possible.

            (b) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements (including, but not limited to the Letter of Intent dated May 27, 1998), or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

            (c) Succession and Assignment's Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of NAI and the Sellers; provided, however, that NAI or Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases NAI or Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder). Nothing in this Agreement, express or implied, is intended to or shall confer upon any third-party Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            (d) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (e) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (f) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

                  If to the Sellers:


                  Carlos Jimenez Suarez
                  Nunez de Balboa
                  91 Madrid Spain

                  and

                  Javier Perea Romero
                  Plaza Ciudad de Viena
                  6 Tres Cantos Madrid Spain

                  With a Copy to:

                  Garrigues & Andersen
                  Jose Abascal, 41

                  28003 Madrid Spain
                  Attention:  George S. Hunter, Esq.; Ramon Bustillo, Esq.
                  Telephone:  34-91-514-52-00
                  Telecopier:  34-91-399-24-08

                  If to the Escrow Agent:

                  Greater Bay Trust Company
                  400 Emerson Street
                  2nd Floor
                  Palo Alto, CA 94301
                  Attention:  Ana Paivah
                  Telephone No.:  650-614-5720
                  Facsimile No.:  650-473-1326

                  If to NAI or Buyer:

                  Networks Associates, Inc.
                  2805 Bowers Avenue
                  Santa Clara, California 95051-0963
                  Attention:  Richard Hornstein, Esq.
                              Gregory P.G. Wharton, Esq.
                  Telephone:  (408) 988-3832
                  Telecopier:

                  With a Copy to:

                  Wilson Sonsini Goodrich & Rosati, P.C.
                  650 Page Mill Road
                  Palo Alto, California 94304
                  Attention:  Jeffrey D. Saper, Esq.
                              Kurt J. Berney, Esq.
                  Telephone:  (650) 493-9300
                  Telecopier: (650) 493-6811

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

            (g) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of Spain without giving effect to any choice or conflict of law provision or rule (whether of Spain or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Spain.

            (h) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by NAI and each of the Sellers. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (i) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (j) Expenses. Each of the Parties and the Company will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. The Sellers agree that the Company has not borne and will not bear any of the Sellers' costs and expenses (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

            (k) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any national, provincial, federal, regional, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word 'including' shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

            (l) Incorporation of Exhibits and Schedules. The Exhibits, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

            (m)   Arbitration.

                  (i) Without limitation, and except to the extent provided for in Article VII with respect to the resolution of conflicts related to claims upon the Escrow Funds in the event of any dispute arising in connection with this Agreement it shall be settled by arbitration under the Rules of Arbitration of the International Chamber of Commerce. Each Party shall appoint one arbitrator and the two so appointed shall appoint a third who shall act as President of the arbitral tribunal: If either Party fails to appoint an arbitrator within 30 days of its receipt of notice of the other Party's nomination or the two arbitrators appointed by the parties fail to appoint a third arbitrator within thirty days of the appointment of the second arbitrator, then, at the request of either Party the default in appointment shall be made good by an appointment under the procedure established under Article VII of the abovementioned Rules. The proceedings shall be held in the English language unless the parties to the dispute otherwise agree. The arbitration shall take place in Madrid. The parties irrevocably submit themselves to the award of the arbitrators under this provision in lieu of judicial proceedings in any jurisdiction whatsoever .

                  (ii) The arbitral tribunal shall apply the laws of Spain. The award made by the arbitrators shall be final and binding upon the parties to the arbitration and may be enforced in any court of competent jurisdiction. Costs shall follow the award.



                                      *****

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

                                       NETWORKS ASSOCIATES, INC.
                                       a Delaware corporation


                                       By:______________________________________
                                       Its:_____________________________________


                                       NA COMBINATION COMPANY, INC.
                                       a Delaware corporation


                                       By:______________________________________
                                       Its:_____________________________________


                                       SELLERS

                                       CARLOS JIMENEZ SUAREZ


                                       _________________________________________

                                       JAVIER PEREA ROMERO

                                       _________________________________________


Accepted and agreed as to the provisions of Article II and Article VII as they relate to the duties and responsibilities of the Escrow Agent:

ESCROW AGENT



By:______________________________
Its:_____________________________